EXHIBIT 107
Calculation of Filing Fee Tables
Schedule 14A
(Form Type)

PTC Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	(1)	$23,179,100,925	0.00008700	$2,016,581.78
Fees Previously Paid
Total Transaction Valuation		$23,179,100,925
Total Fees Due for Filing				$2,016,581.78
Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00
Net Fee Due				$2,016,581.78

(1)	1.	Title of each class of securities to which transaction applies: PTC Inc.’s common stock, par value $0.01 per share (“PTC Common Stock”)
2.
Aggregate number of securities to which transaction applies: As of October 28, 2026, the maximum number of shares of PTC Common Stock to which this transaction applies is estimated to be 113,068,785, which consists of (a) 108,633,154 issued and outstanding shares of PTC Common Stock entitled to receive the per share price of $205.00; and (b) 4,435,631 shares of PTC Common Stock underlying outstanding and potential future grants of restricted stock units and performance stock units (with performance determined in accordance with the terms of the Merger Agreement), entitled to receive the per share price of $205.00, subject to any required withholding of taxes.

3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 108,633,154 issued and outstanding shares of PTC Common Stock, and the per share price of $205.00; and (b) the product of 4,435,631 shares of PTC Common Stock underlying outstanding and potential future grants of restricted stock units and performance stock units (with performance determined in accordance with the terms of the Merger Agreement) and the per share price of $205.00.

4.
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in note (3) above by 0.00008700.